                     MORGAN STANLEY UNIVERSAL FUNDS, INC.

               SUPPLEMENT TO MSAM INVESTMENT ADVISORY AGREEMENT

                           LATIN AMERICAN PORTFOLIO

          SUPPLEMENT (the "Supplement") TO INVESTMENT ADVISORY AGREEMENT dated as of May 31, 1997 by and between Morgan Stanley Universal Funds, Inc. (the "Fund") and Morgan Stanley Asset Management Inc. (the "Adviser") (the "Agreement").

                                   RECITALS

          WHEREAS, the Fund has executed and delivered the Agreement which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund set forth on Schedule A to such Agreement, as amended and supplemented from time to time.

          WHEREAS, the Fund has created an additional portfolio, the Latin American Portfolio (the "Additional Portfolio").

                                  AGREEMENTS

          Now, therefore, the parties agree as follows:

          As provided in Section 1 of the Agreement, the Fund hereby appoints the Adviser to act as investment adviser to the Additional Portfolio.

          The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Additional Portfolio will be as set forth below:

             Assets                Latin American Portfolio
             -------               ------------------------
First $500 Million                         1.10%

From $500 Million to $1 Billion            1.05%

More than $1 Billion                       1.00%


          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          The parties listed below have executed this Supplement as of the 30th day of January, 1998.

MORGAN STANLEY ASSET                MORGAN STANLEY UNIVERSAL
MANAGEMENT INC.                     FUNDS, INC.

/s/ Barton M. Biggs                 /s/ Michael F. Klein
------------------------------      -----------------------------------------
Name: Barton M. Biggs               Name: Michael F. Klein
Title: Chairman                     Title: President